Rule 424(b)(3)
                                            File Nos. 333-31529 and 333-31529-01


PRICING SUPPLEMENT NO. 39 DATED JANUARY 23, 1998
(To Prospectus Dated August 12, 1997, as Supplemented August 15, 1997)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES F
              DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
         AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             January 23, 1998    Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    January 28, 1998    Principal Amount:     $15,000,000
Stated Maturity Date:   January 28, 2003    Net Proceeds:         $14,925,000
Interest Rate:          6.164%               Specified Currency:    U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $100,000
Interest Payment Dates: January 15 and July 15, commencing July 15, 1998
Record Dates:           December 31 and June 30

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date:                    Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: N/A


                            --------------

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1997, the Guarantor did not have any secured indebtedness outstanding, and CHL had $258,207,000 aggregate principal amount of secured indebtedness outstanding. As of such date, CHL had $7,136,241,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes to which this Pricing Supplement relates.